Exhibit 5.1

7 August 2025

Board of Directors

Avadel Pharmaceuticals Public Limited Company

10 Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Re:	Avadel Pharmaceuticals Public Limited Company

To whom it may concern

1.	Basis of Opinion

We are acting as Irish counsel to Avadel Pharmaceuticals Public Limited Company, a public company limited by shares, incorporated under the laws of Ireland, company number 572535, with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Company”) in connection with the registration statement (the “Registration Statement”) on Form S-3 to be filed with the United States Securities and Exchange Commission (the “SEC”) on 7 August 2025 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering, issuance and sale by the Company, from time to time, of:

(a)	ordinary shares, nominal value US$0.01 per share (the “Ordinary Shares”), preferred shares, nominal value US$0.01 per share (the “Preferred Shares”), debt securities (the “Debt Securities”), warrants to purchase Ordinary Shares, Preferred Shares and/or Debt Securities (the “Warrants”), and/or units consisting of Ordinary Shares, Preferred Shares, one or more Debt Securities or Warrants in one or more series, in any combination (the “Units” and together with the Ordinary Shares, Preferred Shares, Debt Securities and Warrants, the “Securities”), pursuant to the terms of the Registration Statement, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and any amendments or supplements thereto; including

(b)	up to $100,000,000 of Ordinary Shares (the “ATM Shares”) that may be issued and sold from time to time pursuant to the terms of an Open Market Sale Agreement SM, entered into with Jefferies LLC on 8 May 2024 (the “Sales Agreement”), the Registration Statement, the Base Prospectus and the terms of the Sales Agreement prospectus supplement contained in the Registration Statement (the “Sales Agreement Prospectus Supplement”, together with the Registration Statement, the Base Prospectus and the Sales Agreement, the “Transaction Documents”) (the “Transaction”).

1.2	We understand that:

(a)	the Debt Securities, either individually or in combination with other Securities, may be issued under a separate indenture to be entered into between the Company and one or more trustees, if any (the “Indenture”);

(b)	the Warrants, either individually or in combination with other Securities, may be issued under a separate warrant agreement to be entered into between the Company and a bank or trust company, as warrant agent (the “Warrant Agreement”); and

(c)	the Units may be issued under a separate unit agreement to be entered into between the Company and a unit agent to be specified therein (the “Unit Agreement”, together with the Indenture and the Warrant Agreement, the “Governing Documents”).

1.3	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.4	This Opinion is given solely for the benefit of the addressees of this Opinion and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required, and to the extent such disclosure may be required, by applicable laws.

1.5	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.6	We have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”);

(b)	the searches listed at paragraph 1.9 below;

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.

We have not reviewed any documents referred to in the Transaction Documents (other than the Transaction Documents) for the purposes of this Opinion and we express no opinion on them. We express no opinion, and make no representation or warranty, as to any matter of fact in respect of any documents which may exist in relation to the Transaction.

1.7	In giving this Opinion, we have relied upon the Corporate Certificate (as defined in Schedule 2) and the Searches (as defined in paragraph 1.9 below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.8	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by e-mail in pdf or other electronic format.

1.9	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 7 August 2025 (the “Searches”):

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2	the Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

2.3	the Ordinary Shares (including, for the avoidance of doubt the ATM Shares) and/or the Preferred Shares, (together, the “Shares”), when issued and allotted in accordance with all necessary corporate action of the Company shall be validly issued, fully paid up and non-assessable (which term means that no further sums are required to be paid to the holders thereof in connection with the issuance of such Shares).

2.4	the Debt Securities, Warrants and Units, when (a) issued in accordance with all necessary corporate action of the Company, (b) if appropriate, authenticated in the manner set forth in the applicable Governing Document, (c) delivered against due payment therefor, and (d) the applicable Governing Document has been duly authorised, executed and delivered by the Company and the other parties thereto, will be duly authorised and validly issued.

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Securities

3.1	that, when filed with the SEC, the Registration Statement will not differ in any material respect from the final draft that we have examined and that before any Securities are offered, issued and sold, the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

3.2	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.3	that, if the Securities are to be sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement will have been duly authorised, executed and delivered by the Company and the other parties thereto;

3.4	that any Shares issued under the Registration Statement will be in consideration of the receipt by the Company prior to the issuance of such Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Ordinary Shares or Preferred Shares (as the case may be) and any premium required to be paid up on the Ordinary Shares or the Preferred Shares (as the case may be) pursuant to their terms of issuance;

3.5	that, at the time of any issuance of any Shares issuable upon the exercise of any Debt Securities, Warrants or Units exercisable or convertible into Shares, in whole or in part (together, the “Convertible Securities”), there will be sufficient authorised but unissued share capital available for issuance by the board of directors of the Company (the “Board”) under the constitution of the Company (the “Constitution”) and not otherwise reserved for issuance and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Shares on a non-pre-emptive basis;

3.6	that the issuance of any Shares upon the conversion, exchange and exercise of any of the Convertible Securities will be conducted in accordance with the terms and the procedures described in the Constitution, the Companies Act 2014, as amended (the “Companies Act”) and the terms of issuance of such Convertible Securities;

3.7	that, at the time of any issuance of any Shares, the Company will have sufficient authorised but unissued share capital to issue the required number of Shares, and the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Ordinary Shares or Preferred Shares (as the case may be) permitted to be issued pursuant to the Constitution and the Companies Act;

3.8	that, with respect to Shares allotted and issued after 20 December 2026 (the date of expiry of the Company’s existing authority to allot and issue securities) that the Company will have renewed its authority to allot and issue the Shares and dis-apply the statutory pre-emption rights in accordance with the requirements of the Constitution and the Companies Act for the remainder of the period that the Registration Statement will continue in effect, and that, where such authorities have not been renewed, the Company will not allot and issue the Shares after such authorities have expired;

3.9	that at the time of any issuance of the Securities, pursuant to the Constitution, that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Securities and that such Securities will have been duly executed, authenticated (if applicable), issued and delivered against payment therefor in accordance with the terms of the applicable Governing Document and in the manner contemplated by the applicable prospectus and that such Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.10	that, at the time of any issuance of any Securities, the Company validly exists under the laws of Ireland and has the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document;

3.11	that any issuance of Securities will be in compliance with the Companies Act, the Irish Takeover Panel Act 1997, Takeover Rules 2022, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3.12	that all Securities issued and sold under the Transaction Documents will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable U.S. federal and state securities law, and in accordance with the Transaction Documents;

3.13	that any applicable Governing Document will have been duly authorised, executed and delivered by the parties thereto (other than the Company), as applicable, and constitutes legally valid and binding obligations on the parties thereto (other than the Company), enforceable against each of them in accordance with its terms;

3.14	that the terms of the Securities will have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Governing Documents, will not violate, conflict with or constitute a default under:

(a)	the Constitution;

(b)	any agreement, instrument, undertaking, arrangement, deed or covenant affecting the Company or its properties or to which the Company is a party or otherwise bound or subject;

(c)	any law, rule or regulation to which the Company or its properties is subject;

(d)	any judicial or regulatory order or decree of any governmental authority; or

(e)	any consent, approval, license, authorisation or validation of, or filing, recording or registration with, any governmental authority;

3.15	that the Board has taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board in form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor, the applicable Governing Documents, if any, and the execution thereof, and related matters and no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions (the “Authorisation”);

3.16	that any power of attorney granted by the Company in respect of the issuance and allotment of the Securities shall have been duly granted, approved and executed in accordance with the Constitution, the Companies Act, the Powers of Attorney Act 1996 of Ireland and all other applicable laws, rules and regulations;

3.17	that the Shares will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issuance of the Shares of cash at least equal to the nominal value of such Ordinary Shares or Preferred Shares (as the case may be) and that where Shares are issued without the requirement for the payment of cash consideration by or on behalf of the relevant subsidiary, then such Shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by section 1027(1) of the Companies Act (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Companies Act) or issued in accordance with section 1028(2) of the Companies Act;

3.18	that the Registration Statement, the Base Prospectus and/or the Sales Agreement Prospectus do not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and to the extent that any offer of Securities is being made to investors in any member state of the European Union (“Member State”), the Company is satisfied that the obligation to propose and publish a prospectus pursuant to Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019, does not arise;

3.19	that the Securities will have been duly authorised, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Constitution, applicable law, applicable Governing Documents, if any, and the Authorisation;

Authenticity and Bona Fides

3.20	the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.21	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.22	that there is, at the relevant time of the allotment and issuance of the Securities, no matter affecting the authority of the directors to allot and issue the Securities, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.23	that each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution;

3.24	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Securities in good faith, for its legitimate and bona fide business purposes;

3.25	that the Constitution effective as of 20 December 2016 is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution;

Solvency and Insolvency

3.26	that (i) the parties to the Transaction Documents were solvent and able to pay their debts within the meaning of section 570 of the Companies Act or any analogous provisions under any applicable laws immediately after the execution and delivery of the Transaction Documents; (ii) the parties to the Transaction Documents will not as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of section 570 of the Companies Act or any analogous provisions under any applicable laws; (iii) no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to any of the assets or undertakings of the parties to the Transaction Documents; and (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the parties to the Transaction Documents;

Accuracy of Searches and Warranties

3.27	the accuracy and completeness of the information disclosed in the Searches referred to in paragraph 1.9 above and that such information has not since the time of such search or enquiry been altered (it should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company);

3.28	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Commercial Benefit

3.29	that the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit;

Financial Assistance and Connected Transactions

3.30	that the Company is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company which would be prohibited by section 82 of the Companies Act; and

3.31	that none of the transactions contemplated by the Transaction Documents is prohibited by virtue of section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

Governing Law and Jurisdiction

3.32	That under all applicable laws (other than those of Ireland):

(a)	the choice of the laws of the State of New York as the governing law of the Transaction Documents (to the extent that they are expressed to be governed by the laws of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(b)	the submission of each party to the Transaction Documents to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.2	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents.

4.3	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.4	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.5	We express no opinion as to whether the Transaction Documents breach any other agreement or instrument.

Sanctions

4.6	If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Execution of Documents

4.7	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

5.	Disclosure

This Opinion is addressed to you in connection with the registration of the Securities with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. We also hereby consent to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under section 7 of the Securities Act.

6.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

Yours faithfully

/s/ Arthur Cox LLP

ARTHUR COX LLP

Schedule 1

The Documents

1.	A copy of the Registration Statement.

2.	A copy of the Base Prospectus.

3.	A copy of the Sales Agreement Prospectus Supplement.

4.	A copy of the Sales Agreement.

5.	The results of the Searches.

6.	A copy of the certificate of incorporation of the Company dated 1 December 2015.

7.	A copy of the certificate of incorporation on change of name of the Company dated 9 May 2016.

8.	A copy of the certificate of incorporation for the re-registration of the Company as a public limited company dated 21 November 2016.

9.	A copy of the memorandum and articles of association of the Company as adopted by resolution of the shareholder of the Company on 20 December 2016, effective at 11:59:59 pm (Central European Time) on 31 December 2016.

10.	A copy of the corporate certificate of the secretary of the Company dated 7 August 2025 certifying, amongst other things, the Board’s approval of the Transaction and the issuance of the Securities.